Certificate of Amendment

Of the

Amended and Restated Certificate of Incorporation

of

Advaxis, inc.

Advaxis, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.	The amended and restated certificate of incorporation of the Corporation is hereby amended by deleting Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“Fourth : The total number of shares which the Corporation shall have the authority to issue is Seventy Million (70,000,000) shares of which Sixty-Five Million (65,000,000) shares shall be designated “Common Stock” and have a par value of $0.001 per share, and Five Million (5,000,000) shares shall be “blank check” preferred stock and have a par value of $0.001.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed and acknowledged by its duly appointed officer as of this 10th day of March, 2016.

ADVAXIS, INC.

By:	/s/ Gregory T. Mayes
Gregory T. Mayes
Chief Operating Officer,
Executive Vice President and Secretary